Exhibit 16.1

                                Ernst & Young LLP
                               1111 Summer Street
                           Stamford, Connecticut 06905
                              Phone: (203) 674-3000
                               Fax: (203) 674-3001
                                   www.ey.com


May 15, 2003


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Gentlemen:

We have read Item 4 of Form 8-K dated May 12, 2003 of Morgan Group Holding Co. and are in agreement with the statements contained on page 1 therein, other than with respect to the last sentence of the second paragraph and the last sentence of the sixth paragraph for which we have no basis to agree or disagree with such statements.


                                                           /s/ Ernst & Young LLP